NEWS RELEASE Release Date: November 15, 2005 at 8:00 a.m. ET

KEYSTONE NAZARETH BANK AND TRUST TO PURCHASE
PARAGON GROUP, INC., THE PARENT HOLDING COMPANY FOR
THE TRUST COMPANY OF LEHIGH VALLEY

Lehigh Valley, Pennsylvania (November 15, 2005)-KNBT Bancorp, Inc. (NASDAQ/NMS “KNBT”), the holding company for Keystone Nazareth Bank & Trust Company (the “Bank”), announced today that the Bank has entered into an agreement to acquire Paragon Group, Inc., the parent holding company for The Trust Company of Lehigh Valley (the “Company”), a Pennsylvania-chartered non-depository bank located in Allentown, Pennsylvania.

The Company, which has been in business over ten years and was founded by G. Allen Weiss and Robert F. Platner, provides estate, personal trust and investment management services, estate and financial planning and employee retirement benefits administration. The Company currently has approximately $400 million in assets under administration and management. Under the terms of the agreement, the Company will be merged into the Bank, subject to customary conditions, including receipt of all required regulatory approvals. The transaction is expected to close in the first quarter of 2006.

Scott V. Fainor, President and Chief Executive Officer of KNBT stated, “We are extremely excited by the opportunities provided by the acquisition of The Trust Company of Lehigh Valley. This strategic initiative will broaden and enhance the fiduciary, investment management and financial advisory services we provide while bringing KNBT’s assets under administration and management to over $900 million. G. Allen Weiss, one of the four principals of the Company joining the Bank, will become President of the new KNBT Wealth Management Group which will bring together the KNBT Trust Company, KNBT Securities, Inc., the Bank’s full service brokerage subsidiary and the KNBT Private Banking Group, providing an array of special credit and deposit products to high net worth clients. The vast level of experience and expertise of the new KNBT Wealth Management Group will deliver the financial alternatives and solutions our clients want and need.”

“All of us at The Trust Company of Lehigh Valley are excited by the opportunity to join KNBT, a strong and respected financial services institution that shares our mission of building strong financial relationships through quality financial solutions and superior customer service,” stated Mr. Weiss.

About KNBT Bancorp, Inc.

KNBT Bancorp, Inc. is the parent bank holding company for Keystone Nazareth Bank & Trust Company. Keystone Nazareth Bank & Trust Company is a Pennsylvania-chartered savings bank headquartered in Bethlehem, Pennsylvania with 58 branch offices in Lehigh, Northampton, Carbon, Monroe, Luzerne, Columbia and Schuylkill Counties, Pennsylvania.

Website: www.knbt.com

Contacts:

Scott V. Fainor, President and Chief Executive Officer, KNBT Bancorp, Inc. and Keystone
Nazareth Bank & Trust Company, 610-861-5000

Eugene T. Sobol, Senior Executive Vice President, Chief Financial Officer and Treasurer, KNBT Bancorp, Inc. and Keystone Nazareth Bank & Trust Company, 610-861-5000

The information contained in this press release may contain forward-looking statements (as defined in the Securities Exchange Act of 1934 and the regulations thereunder) which are not historical facts or as to KNBT Bancorp, Inc. (“KNBT” or the “Holding Company”) management’s intentions, plans, beliefs, expectations or opinions or with respect to the operation of the Caruso Benefits Group, Inc. (“Caruso”), Northeast Pennsylvania Financial Corp. (“NEPF”) and the Paragon Group, Inc. (“Paragon”). These statements include, but are not limited to, financial projections and estimates and their underlying assumptions; statements regarding plans, objectives and expectations with respect to future operations, products and services; and statements regarding future performance. Such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of KNBT and its management, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: (1) economic and competitive conditions which could affect the volume of loan originations, deposit flows and real estate values; (2) the levels of non-interest income and expense and the amount of loan losses; (3) estimated cost savings from the acquisition of NEPF cannot be fully realized within the expected time frame; (4) revenues following the acquisitions of Caruso, NEPF and Paragon are lower than expected; (5) competitive pressure among depository institutions increases significantly; (6) costs or difficulties related to the integration of the businesses of NEPF, Caruso and Paragon into KNBT are greater than expected; (7) changes in the interest rate environment may reduce interest margins; (8) general economic conditions, either nationally or in the markets in which KNBT is doing business, are less favorable than expected; (9) legislation or changes in regulatory requirements adversely affect the business in which KNBT is engaged; (10) other factors discussed in the documents filed by KNBT with the Securities and Exchange Commission (“SEC”) from time to time. Copies of these documents may be obtained from KNBT upon request and without charge (except for the exhibits thereto) or can be accessed at the website maintained by the SEC at http://www.sec.gov. KNBT undertakes no obligation to update these forward-looking statements to reflect events or circumstances that occur after the date on which such statements were made.